As filed with the Securities and Exchange Commission on January 14, 2020

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLEN BURNIE BANCORP

(Exact Name of Registrant as Specified in its Charter)

Maryland	52-1782444
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

101 Crain Highway SE

Glen Burnie MD 21601

(410) 766-3300

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

GLEN BURNIE BANCORP 2019 EQUITY INCENTIVE PLAN

(Full title of the plan)

John E. Demyan

Chairman of the Board and Director

Glen Burnie Bancorp

101 Crain Highway SE

Glen Burnie, Maryland 21061

(410) -766-3300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Hillel Tendler, Esquire

Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.

One South Street, 27th Floor

Baltimore, Maryland 21202

(410) 332-8552

Indicate by check mark if the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act: Large Accelerated Filer ☐ Accelerated Filer ☐ Non-Accelerated Filer ☒ Smaller Reporting Company ☒ Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Shares to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $1.00 per share	75,000 shares	$11.36	$852,000	$110.59

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock (“Common Stock”) that become issuable under the Registrant’s 2019 Equity Incentive Plan (“2019 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)	Represents the shares of Common Stock which may be issued upon the exercise of stock options to purchase shares of common stock granted under the 2019 Plan plus such additional number of Shares as may become issuable by operation of the anti-dilutional provisions of the plan.

(3)	Estimated solely for purposes of determining the registration fee. The proposed offering price per share and the maximum aggregate offering price are computed pursuant to Rule 457(h) based upon the average of the high and low market prices of the Registrant’s common stock shares as of January 8, 2020 in accordance with Rule 457(c) of the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the U.S. Securities and Exchange Commission (the “Commission”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required In The Registration Statement

Item 3. Incorporation of Documents by Reference

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file subsequently with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities and Exchange Act of 1934, as amended will be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents and will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, until such time as this registration statement is no longer in effect:

(i)       Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

(ii)      Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2019. All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report incorporated by reference herein pursuant to (i) above;

(iii)      Description of the Company's Common Stock contained in the registration statement for such class of securities filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Item 4.	Description of Securities.

Not Applicable

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Maryland General Corporation Law as defined in Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (the “Indemnification Section”) permits a corporation to indemnify its present and former directors, or officer among others. Article 8 of the Glen Burnie Bancorp Articles of Incorporation (the “Charter”) provides that all current and former directors and officers are entitled to receive indemnification in connection with any proceeding to the fullest extent permitted by the Indemnification Section. Such section provides that a corporation may indemnify any director or officer made a party to any civil, criminal, administrative or investigative proceeding by reason of serving in such capacity unless it is established that (a) the act or omission of such person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (b) the person actually received an improper personal benefit, or (c) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. The indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses (including attorneys' fees) actually incurred in connection with the proceeding. However, if the proceeding was by or in the right of the corporation, indemnification may not be made if the person is adjudged to be liable to the corporation. The corporation must indemnify directors and officers for expenses incurred in contesting any such proceeding if such persons are successful on the merits, unless the corporation's articles of incorporation limit such indemnification (the Company’s Charter does not).

Determination that the indemnification is proper and the amount to be paid in indemnification is to be made by a majority vote of a quorum of disinterested directors (or a committee of disinterested directors), by special legal counsel chosen by disinterested directors (or a committee of disinterested directors) or by a majority vote of disinterested stockholders.

With respect to any corporate representative other than a present or former director or officer, the Corporation may indemnify such corporate representative with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section; provided, however, that to the extent a corporate representative other than a present or former officer successfully defends on the merits, any proceeding referred to in Subsection (b) or (c) of the Indemnification Section or any claim, issue or matter raised in such proceeding, the corporation shall not indemnify such corporate representative other than a present or former director or officer of the indemnification section, unless until it shall have been determined and authorized in specific case by (a) an affirmative vote at a majority of the Board of Directors or (b) an affirmative vote of a majority of all the votes cast by stockholders. Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director.

The Maryland General Corporation Law also permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his or her service in that capacity, provided that the corporation shall have received:

(1)	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

(2)	a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Corporation has provided for indemnification of directors, officers, employees and agents in Article XIII of its By-Laws (the “By-Laws”). This provision of the By-Laws states the corporation may indemnify and advance expenses to a Director, officer, employee, Committee member of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section.

Determination that the indemnification is proper and the amount to be paid in indemnification is to be made by a majority vote of a quorum of disinterested directors (or a committee of disinterested directors), by special legal counsel chosen by disinterested directors (or a committee of disinterested directors) or by a majority vote of disinterested stockholders. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position whether or not the corporation would have the power to indemnify against such liability under Maryland law.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

Exhibit
Number	Description of Exhibits

5.1	Opinion of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A., as to legality of Shares to be issued
23.1	Consent of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A. (included in their opinion in Exhibit 5.1)
23.2	Consent of TGM Group LLC, independent certified public accountants

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glen Burnie, State of Maryland, on the 9th day of January, 2020.

GLEN BURNIE BANCORP

By:	/s/ John D. Long
John D. Long, President and
Chief Executive Officer

We, the undersigned directors and officers of Glen Burnie Bancorp (the “Registrant”) hereby severally constitute and appoint John D. Long, individually, with full power of substitution, our true and lawful attorney-in-fact and agent, to do any and all things in our names in the capacities indicated below which said may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8 of the Registrant, including specifically but not limited to, power and authority to sign for us in our named in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said John D. Long may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of the date indicated below.

Signature	Title	Date

/s/ John D. Long	President, Chief Executive	January 9, 2020
John D. Long	Officer and Director

/s/ Jeffrey D. Harris	Senior Vice President	January 9, 2020
Jeffrey D. Harris	and Chief Financial Officer

/s/ John E. Demyan	Chairman of the Board and Director	January 9, 2020
John E. Demyan

/s/ Thomas Clocker	Director	January 9, 2020
Thomas Clocker

/s/ Andrew Cooch	Director	January 9, 2020
Andrew Cooch

/s/ Stanford D. Hess	Director	January 9, 2020
Stanford D. Hess

/s/ Frederick W. Kuethe, III	Director	January 9, 2020
Frederick W. Kuethe, III

/s/ Charles Lynch, Jr.	Director	January 9, 2020
Charles Lynch, Jr.

/s/ Julie Mussog	Director	January 9, 2020
Julie Mussog

/s/ Joan M. Rumenap	Director	January 9, 2020
Joan M. Rumenap

/s/ Mary Louise Wilcox	Director	January 9, 2020
Mary Louise Wilcox